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   Exhibit 11.1

                              KVH INDUSTRIES, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                      (in thousands, except per share data)


                                                 Year Ended December 31,
                                              1996         1995         1994

  Net income                                 $2,456         1,194         545
                                            ==========   ==========   ========

  Shares:
  Common stock outstanding,
    beginning of period                        1,601        1,601       1,601

  Conversion of preferred stock                3,260          -           -

  Weighted average common stock
   issued during the period                    1,509           15         -

  Assumed conversion of
   convertible preferred stock                   -          3,245        3,245

  Assumed exercise of
   common stock options                         852         1,015        1,244

  Less:
   Purchase of common stock
   under the treasury stock method             (167)         (189)        (254)
                                            ==========   ==========   =========

 Weighted average number of
  common and common stock equivalent
  shares outstanding                            7,055        5,710       5,851
                                            ==========   ==========   =========

 Net income per common share                 $   0.35         0.21        0.09
                                            ==========   ==========   =========